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                                [HORIZON LETTERHEAD]

                                   August 3, 2000

Mr. Michael R. Kerouac
President
Informed.com, Inc.
217 N. Westmonte Drive, Suite 3023
Altamonte Springs, FL, 32714


       Re: $1,500,000 Promissory Note (the "Note") dated March 14, 2000 by and between Informed.com, Inc. ("Informed") and HORIZON Pharmacies, Inc. ("Horizon")

Dear Mr. Kerouac:

       I am in receipt of your letter (the "Letter") dated June 12, 2000 regarding proposed amendments to the Note. Before agreeing to changes, I would like to discuss revising Section 7.A of that certain Fulfillment and Guaranty Agreement (the "Guarantee Agreement"), dated March 14, 2000 between Informed and Horizon, so that it would read, as amended, as follows:

       A. In exchange for its designation as the exclusive fulfillment agent of Informed, Horizon hereby agrees to guaranty the Gross Sales (as defined) and Pretax Profit (as defined below) of Informed as follows:

              (a) For the twelve month period (the "Initial Period") beginning on the first day of the first month following payment in full by Informed of all of its obligations under that certain Promissory Note, dated March 14, 2000, by and between Informed (as "Maker") and Horizon (as "Payee") and ended on the last day of the twelfth month of the Initial Period, Gross Sales of Informed will be no less than $18,000,000.00 and Pretax Profit of Informed will be no less than $1,250,000.00;

              (b) For the twelve month period (the "Second Period") beginning on the first day of the first month following the Initial Period and ended on the last day of the twelfth month of the Second Period, Gross Sales of Informed will be no less than $22,000,000.00 and Pretax Profit of Informed will be no less than $1,750,000; and

              (c) For the twelve month period (the "Third Period") beginning on the first day of the first month following the Second Period and ended on the last day of the twelfth month of the Third Period, Gross Sales of Informed will be no less than $30,000,000.00 and Pretax Profit of Informed will be no less than $2,500,000.00.

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       Assuming that this amendment to and restatement of Section 7.A of the
Guarantee Agreement is acceptable, please execute this document as acknowledgment of your consent to amend the Guarantee Agreement and return an executed copy to me in the enclosed self-addressed envelope.

       With regard to the changes you propose to the Note, we will agree to waive the 5% fee we are entitled to under Section 3; however, we will not waive our right to an interest rate of 10% per annum that we are entitled to under
Section 3. Thus, please re-draft the Letter to reflect the fact that we will receive an interest rate of 8% per annum for the 45 days prior to June 12, 2000 and an interest rate of 10% until either the Maturity Date or the date on which the entire unpaid principal balance together with accrued interest shall be paid.

                                                 Very truly yours,

                                                 HORIZON PHARMACIES, INC.

                                                 /s/ Ricky D. McCord

                                                 Ricky D. McCord
                                                 President


Accepted and Agreed as of August 4, 2000

                                          INFORMED.COM, INC.



                                          By: /s/ Michael R. Kerouac
                                             --------------------------
                                              Michael R. Kerouac
                                              President